Exhibit 99.(i)

[Reserve Letterhead]

March 29, 2006

Reserve Municipal Money Market Trust

1250 Broadway

New York, NY 10001

Ladies and Gentlemen:

I have acted as counsel to Reserve Arizona Municipal Money Market Fund (the “Fund”), series of the Reserve Municipal Money Market Trust (the “Trust”), a Massachusetts business trust. This opinion is being furnished in connection with the registration of an indefinite number of shares of beneficial interest of the Fund (the “Shares”) under the Securities Act of 1933, as amended, which registration is being effected pursuant to the Trust’s registration statement on Form N-lA (Investment Company Act File
No.811-10533) (the “Registration Statement”).

As counsel for the Fund, I am familiar with the proceedings taken by the Fund in connection with the authorization and issuance of the Shares. In addition, I have examined copies of the Declaration of Trust and By-Laws of the Trust, the Registration Statement, and such other records, proceedings and documents, as I have deemed necessary for the purpose of this opinion. I have also examined such other documents, papers, statutes and authorities as I deemed necessary to form a basis for the opinion hereinafter expressed. In my examination of such material, I have assumed the genuineness of all signatures and the conformity to original documents of all copies.

Based upon the foregoing, I am of the opinion that the Shares, upon issuance and sale in the manner referred to in the Registration Statement for consideration not less than the par value thereof, will be legally issued, fully paid and non-assessable shares of beneficial interest of the Fund. I am a member of the bar of the Commonwealth of Massachusetts and my opinion is limited to the laws of the United States and of the Commonwealth of Massachusetts.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Amy W. Bizar
Amy W. Bizar
General Counsel